NEWS RELEASE

CONTACT ERIC GRAAP

(540) 349-0212 or

egraap@fauquierbank.com

FAUQUIER BANKSHARES, INC. ANNOUNCES 22% INCREASE IN FIRST QUARTER NET INCOME

WARRENTON, VA, April 21, 2005 – Fauquier Bankshares, Inc. (NASDAQ SmallCap: FBSS), today reported record first quarter net income of $1,310,000, or $0.37 per diluted share, for the quarter ended March 31, 2005. This compares with $1,070,000, or $0.30 per diluted share, for the first quarter of 2004, an increase of 22.5%. Return on average assets was 1.21% and return on average equity was 16.45% for the first quarter of 2005, compared with 1.10% and 14.99%, respectively, for the first quarter of 2004. The growth in net income was primarily due to an 11.5% rise in net interest income; partially offset by a 3.9% increase in total other expenses.

“The increase in profitability is due to a combination of substantial growth and operational efficiencies across each of our Commercial, Retail and Wealth Management business lines,” commented Randy K. Ferrell, President and CEO of Fauquier Bankshares, Inc. “During the quarter we signed a lease for our ninth full service branch in Haymarket, Virginia, which is scheduled to open in the first half of 2006. We also initiated a strategic realignment of our Wealth Management Services division which will better serve our customers’ trust, asset management and investment needs.”

Net interest income increased $470,000 to $4.55 million for the quarter ended March 31, 2005 from $4.08 million for the quarter ended March 31, 2004. The increase in net interest income resulted from an 11.8% increase in total average earning assets from $362.2 million during the first quarter of 2004 to $404.9 million for the first quarter of 2005. Fauquier Bankshares’ net interest margin was 4.57% for the March 2005 quarter compared with 4.55% for the March 2004 quarter.

Net loans and total deposits were $344.0 million and $385.6 million, respectively, at March 31, 2005, an increase of 1.8% and 2.9%, respectively, since December 31, 2004, and 11.3% and 13.4% from one year earlier. At March 31, 2005, Fauquier Bankshares’ Wealth Management Services division had approximately $241.6 million in assets under management, a growth of 9.8% from March 31, 2004. Fauquier Bankshares and The Fauquier Bank, its primary subsidiary, have combined assets of $447.4 million and total shareholders’ equity of $32.5 million at March 31, 2005. Non-performing assets were $378,000 or 0.11% of total loans at December 31, 2004, compared with $1.03 million or 0.35% of total loans one year earlier. During the first quarter of 2005, loan charge-offs, net of recoveries, totaled $41,000 as compared with $25,000 during the same period in 2004.

The Fauquier Bank, an independent, locally-owned, community bank, offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices and nine ATM locations throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us on the internet at www.fauquierbank.com or by calling: (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets
	Unaudited		Audited
	March 31, 2005		December 31, 2004

Assets
	$
Cash and due from banks		16,581,247	$8,944,590
Interest-bearing deposits in other banks		138,755	112,984
Federal funds sold		7,292,000	109,000
Securities, at fair value		55,561,849	58,594,905
Loans, net of allowance for loan losses of $4,126,422
in 2005 and $4,060,321 in 2004		344,010,362	337,791,782
Bank premises and equipment, net		8,408,479	8,533,619
Accrued interest receivable		1,520,526	1,507,391
Other assets		13,926,369	13,604,948
	$
Total assets		447,439,587	$429,199,219

Liabilities
Deposits:
	$
Noninterest-bearing		90,438,227	$79,222,524
Interest-bearing		295,180,459	295,433,173

	$
Total deposits		385,618,686	$374,655,697
Federal funds purchased		—	—
Dividends payable		—	508,887
Federal Home Loan Bank advances		23,000,000	15,000,000
Company-obligated mandatorily redeemable capital securities		4,124,000	4,124,000
Other liabilities		2,162,992	3,019,571
Commitments and contingent liabilities		—	—

	$
Total liabilities		414,905,678	$397,308,155

Shareholders’ Equity
Common stock, par value, $3.13; authorized 8,000,000 shares;
issued and outstanding, 2005, 3,433,408 shares; 2004, 3,392,580
shares		10,746,567	10,618,775
Retained earnings		22,349,195	21,320,223
Accumulated other comprehensive income(loss), net		(561,853)	(47,934)
	$
Total shareholders' equity		32,533,909	$31,891,064

Total liabilities and	$
shareholders' equity		447,439,587	$429,199,219

	Fauquier Bankshares, Inc. and Subsidiaries
	Consolidated Statements of Income
	(Unaudited)
	For the Three Months Ended March 31, 2005 and 2004
	2005	2004
Interest Income
Interest and fees on loans	$5,329,831	$4,724,872
Interest and dividends on securities available for sale:
Taxable interest income	506,745	344,797
Interest income exempt
from federal income taxes	13,082	14,448
Dividends	26,731	16,022
Interest on federal funds sold	7,151	21
Interest on deposits in other banks	1,521	6,727
Total interest income	5,885,061	5,106,887

Interest Expense
Interest on deposits	1,039,386	731,654
Interest on federal funds purchased	25,430	31,319
Interest on Federal Home Loan Bank advances	203,538	210,880
Distribution on capital securities of subsidiary trust	61,788	48,230
Total interest expense	1,330,142	1,022,083

Net interest income	4,554,919	4,084,804
Provision for loan losses	125,000	154,167

Net interest income after
provision for loan losses	4,429,919	3,930,637

Other income
Wealth management income	317,701	324,689
Service charges on deposit accounts	641,125	598,604
Other service charges, commissions and fees	295,617	334,454
Other operating income	7,969	730
Total other income	1,262,412	1,258,477

Other Expenses
Salaries and benefits	2,057,922	1,887,032
Net occupancy expense of premises	233,070	211,764
Furniture and equipment	317,287	299,392
Other operating expenses	1,211,212	1,278,955
Total other expenses	3,819,491	3,677,143

Income before income taxes	1,872,840	1,511,971

Income tax expense	562,572	442,034

Net Income	$1,310,268	$1,069,937

Earnings per Share, basic	$0.39	$0.32

Earnings per Share, assuming dilution	$0.37	$0.30

Dividends per Share	$0.15	$0.13